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                                                           EXHIBIT 3.1


                            CERTIFICATE OF AMENDMENT OF
                            CERTIFICATE OF INCORPORATION


     Kinetic Ventures Ltd., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     First: That at a meeting of the Board of Directors of Kinetic Ventures Ltd., resolutions were duly adopted setting forth proposed amendments of the Certification of Incorporation of said corporation, declaring said amendments to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:


     RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered First so that, as amended, said Article shall be and read in its entirety as follows:

          First: The name of the corporation (hereinafter sometimes called the "Corporation") is Suite101.com, Inc.

     RESOLVED, that the Certificate of Incorporation of this corporation be amended by adding a new paragraph (a) to the end of the Article Fourth thereof to read as follows:

          (a) On the date and at the time a Certificate of Amendment to the Certificate of Incorporation of the Corporation is filed with the Secretary of State of the State of Delaware (the "Effective Date"), each share of the Corporation's Common Stock, $.001 par value, issued and outstanding immediately prior to the Effective Date (the "Old Common Stock"), shall automatically and without any action on the part of the holder thereof be reclassified as and changed, pursuant to a one-for-six reverse stock split of the Corporation's Common Stock, $.001 par value (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of the Old Common Stock (the "Old Certificates," whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive new certificates (the "New Certificates") pursuant to the provisions hereof. No certificates or scrip

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     representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation. Any fraction of a share of New Common Stock to which the holder would otherwise be entitled will be adjusted upward to the nearest whole share. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of the New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Corporation's Transfer Agent determines that a holder of the Old Certificates has not tendered all his certificates for exchange, the Transfer Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed one share. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamp to the Old Certificates surrendered, to provide funds for their purchase, or establish to the satisfaction of the Transfer Agent that such taxes are not payable. From and after the Effective Date, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are classified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law. As a result of this Amendment, the authorized stock of the Corporation shall not change and thereafter shall remain 41,000,000 shares in aggregate, comprised of 40,000,000 shares of Common Stock, $.001 par value per share, and 1,000,000 shares of Preferred Stock, $.01 par value, until thereafter reduced or increased in accordance with applicable law.

     Second: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

     Third: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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     IN WITNESS WHEREOF, said Kinetic Ventures Ltd., has caused this Certificate to be signed by Brian E. Bayley, its authorized officer, this 24th day of November, 1998.


                              /s/ Brian E. Bayley
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                              Brian E. Bayley, President, Kinetic Ventures Ltd.


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